EXHIBIT 13


                             SUBSCRIPTION AGREEMENT


   Brandywine Blue Fund, Inc.
   3908 Kennett Pike
   Greenville, Delaware  19807

   Gentlemen:

             The undersigned hereby subscribes to 10,000 shares of the Common Stock, $.01 par value per share, of Brandywine Blue Fund, Inc., in consideration for which the undersigned agrees to transfer to you upon demand cash in the amount of $100,000.

             It is understood that a certificate or certificates representing the shares subscribed for shall be issued to the undersigned upon request at any time after receipt by you of payment therefor, and that said shares shall be deemed to be fully paid and nonassessable.

             The undersigned agrees that the shares are being purchased for investment with no present intention of reselling or redeeming said shares.

             Dated and effective as of this 20th day of December, 1990.

                                      FRIESS ASSOCIATES, INC.



                                      By:  _________________________________
                                           Foster S. Friess, President



                                      Attest:   ___________________________
                                                Lynette Friess, Secretary


                                   ACCEPTANCE

             The foregoing subscription is hereby accepted. Dated and effective as of this 20th day of December, 1990.



                                      By:  _________________________________
                                           Foster S. Friess, President

   (CORPORATE SEAL)

                                      Attest:   ___________________________
                                                Lynda J. Carrad, Secretary